Dated 6 February 2007

(1)     DR. ANTON F. HAASE and MRS. SILVIA HAASE as Sellers

(2)     MTS MEDICATION TECHNOLOGIES LIMITED as Purchaser

SALE AND PURCHASE AGREEMENT for and ASSIGNMENT
of all the issued share capital of CDH Consilio GmbH

Mayer
Brown
Rowe
& Maw

LONDON

Schedules

1.	Key Information
Part 1: Details of the Company
Part 2: The Sellers
2.	Completion arrangements
3.	Warranties
4.	Limitations on claims
5.	Determination and confirmation of entitlement to Yearly Earn-Outs

Annex

Service Agreement

THIS AGREEMENT is dated 6 February 2007 and made between:

(1)	DR. ANTON F. HAASE and MRS. SILVIA HAASE of Ahornweg 5, 64367 Mühltal, Germany (each a “Seller”and together the “Sellers”); and

(2)	MTS MEDICATION TECHNOLOGIES LIMITED, a company incorporated in England and Wales (registered number 4562981) whose registered office is at 23-25 Elbow Lane, Formby, Merseyside, Lancashire L37 4AB, England (the “Purchaser”).

BACKGROUND:

(A)	CDH Consilio GmbH is a limited liability company organised under the laws of Germany with its seat in Mühltal, Germany. It is registered with the commercial register of the local court of Darmstadt under number HRB 8243.

(B)	The total share capital of the Company is Euro 30,000 and is comprised of three shares. The Shares are fully paid-up and are held by the Sellers, who are the legal and beneficial owners of the Shares. Further details of the Company are set out in Schedule 1, Part 1 (Details of the Company).

(C)	The Purchaser is a wholly-owned subsidiary of MTS Medication Technologies Inc., a public corporation incorporated under the laws of Delaware, USA, which is interested in broadening its European customer base by acquiring the Company.

(D)	The Sellers have agreed to sell, transfer and assign the Shares to the Purchaser for the consideration and upon the terms set out in this Agreement.

(E)	The Sellers and the Purchaser have agreed to arrange their affairs and to prepare this Agreement such that the acquisition of the Company by the Purchaser shall, as far as possible, have economic effect from 1 January 2007.

IT IS AGREED that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms

In this Agreement and the Background:

“Accounts”means in relation to any Financial Year of the Company the balance sheet of the Company as at the Balance Sheet Date in respect of that Financial Year and the profit and loss account in respect of that Financial Year together in each case with all notes, reports and statements required by law or Relevant Accounting Standards to be annexed to them;

“Agreed Terms” means, in relation to any document, that document in the terms agreed between the parties and signed or initialled for identification purposes only by or on behalf of each party prior to the execution of this Agreement;

“Average Gross Margin”means, in relation to a Relevant Earn-Out Period, Gross Profit divided by Turnover for such period, as agreed or certified in accordance with Schedule 5 (Determination and confirmation of entitlement to Yearly Earn-Out);

“Bad Leaver”means Dr. Anton F. Haase ceasing to be an employee in circumstances where (under German employment law) he has been summarily dismissed by the Company for cause pursuant to Section 626, BGB (Kuendigung aus wichtigem Grund) or voluntarily resigns from his employment by the Company (other than for reasons of ill health or disability, or for reasons within the responsibility of the Purchaser or the Purchaser’s Group which would entitle Dr. Anton F. Haase summarily to terminate his employment pursuant to Section 626, BGB (Kuendigung aus wichtigem Grund)) but, for the avoidance of doubt, does not include circumstances where (under German employment law) Dr. Anton F. Haase is removed from office without cause or is dismissed by the Company without cause or where the termination of his employment is based exclusively on mutual agreement (Aufhebungsvereinbarung) (and, for the avoidance of doubt, arrangements reached between the Company and Dr. Anton F. Haase following the service of a notice of resignation by either party shall not be construed as a termination based exclusively on mutual agreement);

“Balance Sheet Date” means in relation to any Financial Year of the Company the last day of that Financial Year;

“BGB”means the German Civil Code;

“Business Day” means a day (not being a Saturday or Sunday) when banks are generally open in Frankfurt and London for the transaction of general banking business;

“Company”means CDH Consilio GmbH details of which are given in Paragraph (A) of the Background and Schedule 1, Part 1 (Details of the Company);

“Company Accountant and Tax Consultant”means Dr. Bernd Flechsenhar, Stiftstrasse 10, 64287 Darmstadt, Germany (being the Company’s certified accountant and tax consultant at the date hereof) or any certified accountant and tax consultant of the Company from time to time;

“Companies Act” means the German Limited Liability Companies Act;

“Company Intellectual Property” means all Intellectual Property which at the Completion Date is owned by the Company and which is used in or has been developed for use in or is required for or intended for use in the business of the Company as currently carried on;

“Completion”means completion of the sale and purchase and the assignment of the Sharesunder this Agreement;

“Completion Date” means the day Completion takes place;

“Completion Liabilities”means all sums owing or accrued due to any person by the Company and all other obligations, liabilities and duties (actual or contingent) of the Company as at the Completion Date but excluding any liabilities included in the Pre-Completion Tax Liability Amount;

“Cost of Sales”means, in respect of any Relevant Earn-Out Period and for the purpose of calculating Gross Profit, the aggregate price invoiced during such period to the relevant entity in the Purchaser’s Group in respect of MTS Products which such entity subsequently supplied or distributed to customers within Germany or to other markets (as approved by the Purchaser), together with all tax, charges, interest costs and expenditure incurred in the normal course in connection with the import, transportation and delivery of those products;

“December Liquid Assets” means:

(a)	all stock which has been ordered and paid for by the Company (but excluding any stock that is obsolete, slow moving, unusable or unmarketable); and

(b)	all cash in hand and cash at bank of the Company,

as at 31 December 2006;

“December Receivables”means all trade or other debts owing to the Company as at 31 December 2006 (whether or not then due and payable), as shown in the Last Accounts;

“Director”means the managing director (Geschäftsführer) of the Companynamed in Schedule 1, Part 1 (Details of the Company);

“Disclosed”means disclosed by the Sellers to the Purchaser in writing after 1 November 2006, with sufficient clarity to enable the Purchaser to understand the impact on the Company of the matter, fact or circumstance so disclosed;

“Disqualifying Event”means Dr. Anton F. Haase becoming a Bad Leaver;

“Earn-Out Condition(s)”has the meaning given to it in Clause 3.2 (Yearly Earn-Outs);

“Earn-Out Consideration”means the maximum aggregate sum of Euro 270,000 (plus accrued Interest), comprising up to five Yearly Earn-Outs and one Final Earn-Out Award and (save where Clause 3.5 (Accelerated Payout) applies) subject always to the Earn-Out Conditions being fulfilled;

“Encumbrance”means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security; or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption);

“Final Earn-Out Award”means the sum of Euro 45,000 plus accrued Interest, of which the sum of Euro 40,500 (plus accrued Interest) shall be payable to Dr. Anton F.Haase and the sum of Euro 4,500 (plus accrued Interest) shall be payable to Mrs. Silvia Haase, subject always to the provisions of this Agreement;

“Financial Year” means an accounting reference period as defined in the articles of association of the Company;

“Gross Profit” means Turnover less Cost of Sales for the Relevant Earn-Out Period;

“Initial Consideration” means the sum of Euro 255,800;

“Intellectual Property” means all intellectual property, including patents, utility models, trade and service marks, trade names, domain names, right in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;

“Interest”means interest at the rate of 5% per annum payable in respect of each Yearly Earn-Out, accruing (save in circumstances where Clause 3.4 applies) from the Completion Date to the date of actual payment thereof, and calculated on the basis of a year of 365 days and for the actual number of days elapsed and accruing from day to day;

“Last Accounts” means the Accounts of the Company in respect of its Financial Year ended on the Last Balance Sheet Date;

“Last Balance Sheet Date” means 31 December 2006;

“Losses”in respect of any matter, event or circumstance includes all losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses or other liabilities of any kind;

“MTS Products”means consumables, manual heat sealers, and accessories (namely bats, labels and rollers) which form part of the Company’s existing product range (but excluding for the avoidance of doubt machines), in each case supplied by MTS Medication Technologies Inc. or any of its subsidiairies;

“Notary” means Professor Dr. Peter Sauberlich of Lober Sauberlich Wolf Rechtsanwalte, Kaulbachstrasse 1, D-60594 Frankfurt am Main;

“Poor Performance Dismissal”means Dr. Anton F. Haase being dismissed by the Company or removed from the office of managing director following the Company’s failure, in any two or more Financial Years ending after Completion, to meet the minimum turnover and/or EBITDA targets set out in the annual financial and business plan of the Company approved by the Purchaser for such Financial Year (save that, if all the Earn-Out Conditions in respect of the two Relevant Earn-Out Periods immediately preceding such dismissal or removal were satisfied, any such dismissal or removal shall not be a “Poor Performance Dismissal” for the purposes of this Agreement);

“Pre-Completion Tax Liability Amount”means the aggregate amount of all liabilities of the Company (whether or not provision or reserve for such liabilities was made in the Last Accounts) to make payment in respect of or on account of Tax, which are to be discharged by the Company after 31 December 2006 but which arise from income, profits or gains earned, accrued or received on or before the 31 December 2006 or any transaction, state of affairs, act, omission or occurrence occurring on or before 31 December 2006;

“Purchase Price” means the purchase price specified in Clause 3 (Purchase Price);

“Purchaser's Group” means MTS Medication Technologies Inc., the Purchaser, the Company and any other subsidiary of MTS Medication Technologies Inc. from time to time;

“Purchaser’s Lawyers” means Mayer, Brown, Rowe & Maw LLP (an English limited liability partnership) whose registered office is at 11 Pilgrim Street, London EC4V 6RW;

“Relevant Accounting Standard” means, in relation to any Accounts or Management Accounts, German GAAP as required under the German Commercial Code;

“Relevant Earn-Out Period”means, in respect of each Yearly Earn-Out, the 12-month period ending on 31 December, with the first such period commencing on 1 January 2007 and ending on 31 December 2007 and the last such period commencing on 1 January 2011 and ending on 31 December 2011;

“Sellers’Lawyers” means Knorr Rechtsanwälte AG (a German limited liability corporation), Frauenstrasse 11, 89073 Ulm, Germany;

“Service Agreement”means the service agreement between the Company and Dr. Anton F. Haase in the form annexed to deed 76/2007 of the Notary;

“Shares” means all the shares (Geschäftsanteile) in the total share capital (Stammkapital) of the Company, details of which are given in Schedule 1, Part 1 (Details of the Company);

“Tax”or “Taxation”means all forms of taxation and statutory, governmental, supra governmental, state, local governmental or municipal impositions, duties, contributions, deductions, withholdings and levies whenever imposed and all penalties, charges, costs and interest relating to any of them;

“Tax Authority” means any Tax or other authority, body or person competent to impose any liability to Tax;

“Trading Statement”means the statement of Turnover and Gross Profit for the Relevant Earn-Out Period, which shall be drawn up in the form shown in Schedule 5, Part 2 and otherwise prepared and agreed in accordance with Schedule 5, Part 1 (Determination and confirmation of entitlement to Yearly Earn-Out);

“Turnover”means,in respect of any 12-month period (including any Relevant Earn-Out Period), all invoiced sales (less sales returns) of the MTS Products made during such period by the Purchaser’s Group to customers within Germany, and/or by the Company to markets outside Germany (provided that the making of sales to such markets was approved in advance by the Purchaser, such approval not to be unreasonably withheld), together with all rental income accruing during such period in respect of the leasing by the Purchaser’s Group of MTS Products to customers within Germany and/or the leasing by the Company of such products to such other approved markets, as agreed or certified in accordance with Schedule 5 (Determination and confirmation of entitlement to Yearly Earn-Out);

“Warranties”means the warranties, representations and undertakings referred to in Clause 5 (Warranties and representations) and set out in Schedule 3 (Warranties) given and made by each of the Sellers in favour of the Purchaser;

“Yearly Earn-Out”means the sum of Euro 45,000 (plus accrued Interest), of which the sum of Euro 40,500 (plus accrued Interest) shall be payable to Dr. Anton F.Haase and the sum of Euro 4,500 (plus accrued Interest) shall be payable to Mrs. Silvia Haase, subject to the provisions of this Agreement;

“Yearly Earn-Out Payment Date”means, in respect of each Yearly Earn-Out and the Final Earn-Out Award, the date which is 21 days after the date when the accounts of the Company for the applicable Relevant Earn-Out Period are signed by the Company Accountant and Tax Consultant and, where such day is not a Business Day, the next Business Day, save that where the draft Trading Statement is disputed by the Sellers, the Yearly Earn-Out Payment Date shall be deferred until such time as the Trading Statement has been agreed or certified in accordance with Schedule 5 (Determination and confirmation of entitlement to Yearly Earn-Out).

1.2	Contents page and headings

In this Agreement,the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3	Meaning of references

In this Agreement, unless the context requires otherwise, any reference to:

(a)	this Agreement includes the Background and Schedules, which form part of this Agreementfor all purposes;

(b)	the Background is to the statements about the background to this Agreementmade above, a Clause of or a Schedule is, as the case may be, to a clause of or a schedule to this Agreement and any reference in a Schedule to a Part or Paragraph is to a part or paragraph of that Schedule;

(c)	a company is to any company, corporation or other body corporate wherever and however incorporated or established;

(d)	a document is to that document as supplemented, otherwise amended, replaced from time to time;

(e)	any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(f)	the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(g)	including means “including without limitation” (with related words being construed accordingly), in particular means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)	a party or the parties is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of aparty;

(i)	a person includes any individual, firm, company, corporation, government, state or agency of state or any association, trust or partnership (whether or not having a separate legal personality);

(j)	a person includes a reference to that person’s legal personal representatives and successors;

(k)	a statute or statutory provision includes any consolidation, re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any party to another under this Agreement; and

(l)	writing shall include any modes of reproducing words in a legible and non-transitory form.

1.4	Companies Act definitions

Unless the context requires otherwise, any words and expressions defined in the Companies Act and not defined in this Agreement shall have the meanings given to them in that Act.

1.5	Joint and several liability

Where in this Agreement any liability, obligation, duty or undertaking is owed or given by the Sellers the liability of each of them shall be joint and several.

2.	AGREEMENT TO SELL AND PURCHASE AND ASSIGNMENT

2.1	Sale and purchase Each of the Sellers (relying on the assurances and obligations of the Purchaser under this Agreement) shall sell and the Purchaser(relying on the Warranties and the other obligations of the Sellers under this Agreement) shall purchase the Shares (including the entire legal and beneficial ownership thereof) set opposite the respective names of the Sellersin Schedule 1, Part 2 (The Sellers) together with all rights now and after the date of this Agreement attaching to them.

2.2	Transfer and assignment

(a)	Subject to and conditional on the terms of this Agreement, each of the Sellers hereby transfers and assigns to the Purchaser, and the Purchaser accepts the transfer and assignment to it of, the Shares set opposite the respective names of the Sellers in Schedule 1, Part 2 (The Sellers) together with all rights now and after the date of this Agreement attaching to them.

(b)	The transfer and assignment of the Shares pursuant to this Clause 2.2 (Transfer and assignment) shall become effective, and ownership in the Shares shall pass from the Sellers to the Purchaser, immediately upon the fulfilment by the Sellers and the Purchasers of their respective obligations in Schedule 2 (Completion Arrangements).

(c)	Dr. Anton F. Haase, in his capacity as Director, acknowledges that, pursuant to section 16 of the Companies Act, he is hereby notified of the transfer and assignment of the Shares subject to and conditional on the terms of this Agreement, and acknowledges receipt of such notification on behalf of the Company.

2.3	Rights accruing to Shares

The Purchasershall be entitled to exercise all rights attached or accruing to the Sharesincluding, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Companyon or after Completion.

2.4	Sellers’ covenant

The Sellers covenant that:

(a)	each of them has full power and the right under all applicable laws (including the laws of Germany) to transfer the legal and beneficial title to the Sharesset opposite their respective names in Schedule 1, Part 2, Column 2 (Number of Shares beneficially owned);

(b)	the Sharesshall on Completion be free from all Encumbrances and from all other rights exercisable by third parties; and

(c)	each of them will at Completion execute, at the Purchaser’s cost and expense, such documents as the Purchaser considers necessary to secure to the Purchaserthe rights attaching to the Shares.

2.5	Completion simultaneous

The Purchasershall not be obliged to complete the purchase of or accept the assignment of any of the Sharesunless the sale, transfer and assignment of all the Sharesis completed simultaneously. The Sellers shall not be obliged to complete the sale of or effect the assignment of the Shares unless and until the purchase and acceptance of the assignment of all the Shares is completed simultaneously and the monies deposited by the Purchaser with the Notary are released to the Sellers’ bank account in accordance with Schedule 2, paragraph 3 (Completion Arrangements).

2.6	Waiver of pre-emption rights

Each of the Sellers hereby consents to the sale, transfer and assignment of the Shares to the Purchaser and irrevocably waives and shall procure the waiver of all rights of pre-emption over or other rights to restrict the transfer of the Shares conferred either by the articles of association of the Company(including the rights conferred by section 18, paragraph 2 and section 19 thereof) or in any other way.

3.	PURCHASE PRICE

3.1	Purchase Price

The total price for the Shares(the “Purchase Price”) shall be the aggregate of:

(a)	the Initial Consideration; and

(b)	(subject to Clauses 3.2 and 3.3) the Earn-Out Consideration,

and shall be apportioned between the Sellers in proportion to their respective shareholdings in the Company, as set out in Schedule 1, Part 2 (The Sellers).

3.2	Yearly Earn-Outs

The Sellers’ right to receive a Yearly Earn-Out (such amount being part of the Purchase Price and forming part of the Earn-Out Consideration pursuant to Clause 3.1(b)) shall be subject to and conditional upon the following:

(a)	Turnover for the Relevant Earn-Out Period being at least 15% higher than Turnover for the 12-month period preceding such Relevant Earn-Out Period;

(b)	Average Gross Margin for the Relevant Earn-Out Period being at least 40%; and

(c)	there not having occurred a Disqualifying Event prior to the relevant Yearly Earn-Out Payment Date,

(each an “Earn-Out Condition”and together the “Earn-Out Conditions”).

3.3	Final Earn-Out Award

The Sellers’ right to receive the Final Earn-Out Award after the expiry of the final Relevant Earn-Out Period (such amount being part of the Purchase Price and forming part of the Earn-Out Consideration pursuant to Clause 3.1(b)) shall be subject to and conditional upon the following:

(a)	Turnover for the final Relevant Earn-Out Period (ending on 31 December 2011) being no less than Euro 1,372,000;

(b)	the average of the Average Gross Margin for the five Relevant Earn-Out Periods ending on 31 December 2007, 2008, 2009, 2010 and 2011 being at least 40%; and

(c)	there not having occurred a Disqualifying Event prior to the relevant Yearly Earn-Out Payment Date,

and, if these conditions are satisfied, the Final Earn-Out Award shall be paid in addition to any Yearly Earn-Out(s) to which the Sellers may have become entitled.

3.4	If any Earn-Out Condition not fulfilled in a Relevant Earn-Out Period

If an Earn-Out Condition is not fulfilled in relation to any Yearly Earn-Out then, in respect of the next Relevant Earn-Out Period (up until the period ending on 31 December 2011):

(a)	(for the avoidance of doubt) the Sellers shall remain entitled to receive a Yearly Earn-Out provided that the Earn-Out Conditions in respect thereof are fulfilled;

(b)	the Sellers shall, in addition to their receipt of a Yearly Earn-Out for such period, be entitled to receive any Yearly Earn-Outs not previously paid, if Turnover and Gross Profit for such period, when aggregated with Turnover and Gross Profit for any previous periods in respect of which a Yearly Earn-Out was not paid, would show that there had, on average, been an annual increase on Turnover of at least 15% over the whole period and that Average Gross Margin for the whole such period was at least 40%; and

(c)	Interest on any Yearly Earn-Out which had not previously been paid shall be calculated from the Completion Date until the relevant Yearly Earn-Out Payment Date on which such Yearly Earn-Out would first have been paid had the Earn-Out Conditions for the applicable Relevant Earn-Out Period originally been fulfilled, and (for the avoidance of doubt) Interest shall cease to accrue on that amount after such date.

3.5	Accelerated Payout

If Dr. Anton F. Haase ceases to be a managing director of the Company at any time prior to 31 December 2011 then, provided that no Disqualifying Event or Poor Performance Dismissal has occurred, the Earn-Out Conditions shall no longer be valid and all outstanding Earn-Out Consideration (plus accrued Interest) shall immediately become payable, with payment thereof falling due 10 Business Days after the date on which Dr. Anton F. Haase shall have ceased to be a managing director.

3.6	Payment of Purchase Price

The Purchase Price shall be satisfied:

(a)	in respect of the Initial Consideration, by the payment in cash of the amount of Euro 255,800 to the Sellers at Completion in accordance with Schedule 2, Paragraph 3 (Purchaser’s obligations at Completion); and

(b)	in respect of any Earn-Out Consideration, by the payment in cash of each Yearly Earn-Out (and/or, as the case may be, the Final Earn-Out Award) (plus accrued Interest) to the Sellers on the relevant Yearly Earn-Out Payment Date by way of electronic transfer to such bank account(s) as the Sellers shall notify to the Purchaser five Business Days in advance of the payment date, subject to any set-off or withholding which may be made in accordance with this Agreement.

3.7	Authorisation of release of funds

The authorisation by the Notary of the release of the monies deposited by the Purchaserwith the Notary pursuant to this Agreement shall be accepted by the Sellers as a full and complete discharge of the Purchaser’s obligations regarding the payment and transfer of such monies under Clause 3.6(a), and the Purchasershall not be concerned with the basis upon which those monies are distributed between the Sellers.

3.8	Payment or set-off pursuant to claim

If any payment is made by a Seller to the Purchaser, or any amounts set off against the Yearly Earn-Outs, pursuant to a claim by the Purchaser for any breach of this Agreement or the Warranties or indemnities under this Agreement, the payment or set-off shall so far as possible be made by way of reduction of the consideration paid for the Shares and that consideration shall accordingly be deemed to have been reduced by the amount of that payment or set-off.

4.	COMPLETION

4.1	Completion

Completion shall take place at the Frankfurt office of Purchaser's Lawyers as soon as the requirements of Schedule 2 (Completion arrangements) have been complied with.

4.2	Completion arrangements

Upon execution of this Agreementthe Sellers and the Purchasershall do those things listed in Schedule 2 (Completion arrangements).

4.3	Purchaser and Sellers not obliged to complete

The Purchaserand the Sellers shall not be obliged to complete this Agreementunless the Purchaser and each Seller comply with the requirements of Schedule 2 (Completion arrangements).

4.4	Purchaser’s rights

If the provisions of Schedule 2, Paragraphs 1 (Sellers’ obligation to deliver) and 2 (Meeting of the shareholders of the Company) are not complied with at or immediately after the execution of this Agreement, the Purchasermay in addition to and without prejudice to all its other rights and remedies:

(a)	defer Completion to a date not more than twenty eight days after the date hereof (so that the provisions of this clause shall apply to Completion as so deferred);

(b)	proceed to Completionso far as practicable (without limiting its rights under this Agreement);

(c)	rescind this Agreementwithout liability on its part to the Sellers; or

(d)	waive all or any of the obligations of the Sellers.

5.	WARRANTIES AND REPRESENTATIONS

5.1	Warranties accurate

The Sellers warrant, represent and undertake to the Purchaser that each of the Warranties is at the date of this Agreement in all respects accurate and not misleading and acknowledge that they have given the Warranties with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser has entered into this Agreement in reliance on the Warranties.

5.2	Limitations on claims

The Warrantiesare subject to the matters set out in Schedule 4 (Limitations on claims).

5.3	Rights not affected by Completion or investigation

The Sellers agree that the rights and remedies of the Purchaser in relation to any of the Warrantiesshall not be affected or limited by:

(a)	Completion;

(b)	any information or disclosures of which the Purchaser has or after the date of this Agreement acquires knowledge whether actual, imputed or constructive, save as Disclosed;

(c)	the Purchaser terminating or rescinding or failing to terminate or rescind this Agreement; or

(d)	any other event or matter whatsoever except only by, and to the extent of, a specific and duly authorised written waiver or release by the Purchaser.

5.4	Warranties separate and independent

The Sellers agree that each of the Warranties is separate from and independent of any other warranty or representation and (except as expressly set out in Schedule 4 (Limitations on claims)) shall not be limited by any other provision of this Agreement.

5.5	Compensation for breach of Warranties

Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it in the event of any breach or non-fulfilment of any of the Warranties, the Sellers undertake with the Purchaser for itself and as trustee for the Company that the Sellers will, on demand, pay to the Purchaser an amount equal to any amount necessary to put the Company into the position which would have existed if the Warranties had not been misleading or breached together with all Losses suffered or incurred by the Company as a result of the breach.

5.6	Warranties remain despite Completion

The Sellers acknowledge that the Purchaser has entered into this Agreement upon the basis of the Warranties and accordingly the Warranties together with any other provisions of this Agreement which shall not have been fully performed at Completion shall remain in force despite Completion having taken place.

5.7	When limitations on claims not applicable

The limitations contained in Schedule 4 (Limitations on claims) shall not apply to any claim which arises as the consequence of, or is delayed as a result of, fraud, wilful misconduct or deliberate or wilful concealment by the Sellers.

5.8	Liability may be released without affecting Purchaser's rights

Any liability of the Sellers to the Purchaser and/or to the Company and/or any right of the Purchaser under this Agreement may, in whole or in part, be released, compounded or compromised or time or indulgence may be given by the Purchaser in respect of it without in any way prejudicing or affecting its rights against the Sellers in respect of any other liability of the Sellers or right of the Purchaser or the Company.

5.9	Meaning of “so far as the Sellers are aware”

If any of the Warranties are expressed to be given “so far as the Sellers are aware” or “to the best of the knowledge information and belief of the Sellers”, or words to that effect each Seller shall be deemed to have knowledge of all facts, matters and circumstances which would or ought to have been known to him had he used all reasonable efforts to take full and diligent research, investigation, enquiry and advice of all reasonably required sources of relevant information and advice, and the knowledge of any one of the Sellers shall be imputed to each of the other.

6.	INDEMNITIES

6.1	Completion Liquid Assets

(a)	The Sellers covenant to pay to the Purchaser on demand a sum equal to the amount by which the value of the December Liquid Assets fell short of the aggregate of (i) Euro 30,000 and (ii) the Pre-Completion Tax Liability Amount.

(b)	For the purposes of determining the value of the stock comprising part of the December Liquid Assets, Dr. Anton F. Haase and a representative of the Purchaser shall undertake a physical stocktake together with a review of the Company’s order book and accounting records at the Company’s premises on the Completion Date or as soon as practicable thereafter.

(c)	The Sellers warrant, represent and undertake to the Purchaser that no distributions or dividend payments have been made to them by the Company between 31 December 2006 and the Completion Date and, to the extent that any such distributions have been made, the Sellers shall account to the Purchaser for the same.

6.2	Completion Liabilities

The Sellers covenant to pay to the Purchaser on demand a sum equal to the amount by which the Completion Liabilities exceed Euro 0.

6.3	Bad debts

The Sellers covenant to pay to the Purchaser on demand a sum equal to the aggregate amount of any debts or amounts comprising the December Receivables which are not recovered by the Company by 1 July 2007.

7.	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1	Confidentiality

(a)	Subject to Clause 7.2, each party shall treat as strictly confidential:

(i)	the existence and provisions of this Agreement and of any document or agreement entered into pursuant to this Agreement; and

(ii)	all information received or obtained as a result of entering into or performing this Agreement which relates to the other parties or the business, financial or other affairs of the other parties.

(b)	Subject to Clause 7.2, the Sellers shall also treat as strictly confidential all information received or obtained by them regarding the Company.

7.2	Exceptions

Either party may disclose information referred to in Clause 7.1 (including by way of press or public announcement or the issue of a circular) which would otherwise be confidential if and to the extent that the disclosure is:

(a)	approved by the other parties in writing in advance, that approval not to be unreasonably withheld or delayed;

(b)	required by the law of any relevant jurisdiction or by a court of competent jurisdiction;

(c)	lawfully required by any securities or investment exchange or regulatory or governmental body to which a party is subjecto or reasonably submits, wherever situated, whether or not the requirement for disclosure has the force of law;

(d)	required to vest in that party the full benefit of this Agreement;

(e)	made to the professional advisers, auditors or bankers of that party;

(f)	made to the officers or employees of that party who need to know the information for the purposes of the transactions effected or contemplated by this Agreement;

(g)	of information that has already come into the public domain through no fault of that party; or

(h)	of information of the kind referred to in Clause 7.1(a)(ii) which is already lawfully in the possession of that party as evidenced by its or its professional advisers’ written records and which was not acquired directly or indirectly from the other party to whom it relates.

7.3	No limit in time

The restrictions contained in this clause shall continue to apply after the rescission or termination of this Agreement and, following Completion, shall continue to apply without limit in time.

7.4	Notices to customers etc.

Nothing in this Agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of the Company informing it that the Purchaser has purchased the Shares. In the interest of the ongoing business activities of the Company, any such announcement shall be agreed with Dr. Anton F. Haase prior to distribution, such agreement not to be unreasonably withheld or delayed.

8.	COSTS

Except to the extent this Agreement provides otherwise, each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the negotiation, preparation and completion of this Agreement, the other documents referred to in this Agreementand the sale and purchase under this Agreement. The notarisation costs of this Agreement, the Service Agreement and any ancillary documents together with the fees for any filings with the commercial register in connection with this transaction, the Notary’s fees for the deposit of monies in the escrow account and any other related fees (but excluding for the avoidance of doubt the fees of the Sellers’Lawyers in connection with this transaction) shall be borne by the Purchaser.

9.	ENTIRE AGREEMENT

Subject to any terms implied by law, this Agreement represents the whole and only agreement between the parties in relation to the sale and purchase of the Sharesand supersedes any previous agreement (whether written or oral) between any of the parties in relation to that subject matter.

10.	CONTINUING EFFECT

Each provision of this Agreementshall continue in full force and effect after Completion, except to the extent that any provision has been fully performed on or before Completion.

11.	INVALIDITY

11.1	If all or any part of any provision of this Agreement shall be or become illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of the remainder of that provision and/or all other provisions of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that provision and/or all other provisions of this Agreement.

11.2	If any clause or provision of this Agreement is found to be illegal, invalid or unenforceable in whole or in part for any reason, it shall (whenever allowed by the context) be deemed to be replaced by such valid and enforceable clause or provision whose contents are as close as permissible to those of the illegal, invalid or unenforceable clause or provision.

12.	AMENDMENTS, WAIVERS AND RIGHTS

12.1	Amendments

No amendment or variation of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by each party to the relevant document and/or where required under the applicable law, notarised.

12.2	Waivers

No delay in exercising or non-exercise by a party of any right, power or remedy provided by law or under this Agreementor any other document referred to in it shall impair, or otherwise operate as a waiver or release of, that right, power or remedy. Any waiver or release must be specifically granted in writing signed by the party granting it.

Any single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.3	Rights and remedies exclusive

The rights, powers and remedies of each party under this Agreementare cumulative and not exclusive of any rights or remedies of that party under the general law. Each party may exercise each of its rights, powers and remedies as often as it shall think necessary.

13.	FURTHER ASSURANCE

Without prejudice to Clause 2.4(c) (Sellers’ covenant), the Sellers shall from time to time at the Purchaser’s cost do, perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery of them) as the Purchaser shall from time to time reasonably require, in a form and in terms reasonably satisfactory to the Purchaser, to give full effect to this Agreement and to secure to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

14.	PAYMENTS

14.1	Payments by the Sellers to be made without set-off or withholding

All payments to be made by the Sellers under this Agreement, shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event the deduction or withholding will not exceed the minimum amount which they are required by law to deduct or withhold and the Sellers will simultaneously pay to the Purchaser such additional amounts as will result in the receipt by the Purchaser of a net amount equal to the full amount which would otherwise have been receivable had no deduction or withholding been required.

14.2	Grossing up

If any amount payable to the Purchaser by the Sellers for or in connection with any breach of any of the Warranties (whether under Clause 5 (Warranties and representations) or otherwise) or otherwise pursuant to this Agreement is subject to Tax, that amount shall be paid so as to ensure that the net amount retained by the Purchaser after taking the Tax into account is equal to the full amount which would have been retained by the Purchaser but for the Tax.

14.3	Set-off

The Purchaser shall be entitled to set off against the Yearly Earn-Outs any amounts due to the Purchaser from the Sellers in respect of any claim for breach of Warranty, indemnity or any other provision under this Agreement .

15.	ASSIGNMENT

This Agreementshall be binding on and enure for the benefit of the successors in title of the parties. No party may assign this Agreement in whole or in part to any person without the prior written consent of the other party save that the Purchaser may assign the benefits and transfer its obligations under this Agreement, in whole or in part, to another member of the Purchaser’s Group, subject to (in the case of a transfer of obligations) MTS Medication Technologies Inc. accepting in writing joint responsibility for any transferred obligations of the Purchaser. Any assignee of the Purchaser shall be entitled to enforce the same against the Sellers as if it were named in the Agreement as the Purchaser and without reference to the price paid or value given by that person for the relevant assets.

16.	NOTICES

16.1	Form of notices

All communications relating to this Agreement shall be in writing and delivered by hand or sent by post or facsimilie to the party concerned at the relevant address shown at the start of this Agreement(or such other address as may be notified from time to time in accordance with this clause by the relevant party to the other parties).

16.2	When notices take effect

Each of the communications referred to in Clause 16.1 shall take effect:

(a)	if delivered, upon delivery;

(b)	if posted, at the earlier of delivery and, if sent by first class registered post, 10.00 a.m. on the second Business Day after posting; and

(c)	if sent by facsimile, when a complete and legible copy of the relevant communication, whether that sent by facsimile or a hard copy sent by post or delivered by hand, has been received at the appropriate address.

17.	THIRD PARTY RIGHTS

The parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.	GOVERNING LAW AND JURISDICTION

18.1	Governing law

(a)	Clause 2.2 (Transfer and assignment), 2.3 (Rights accruing to Shares) and 2.6 (Waiver of pre-emption rights) shall be governed by and construed in accordance with German law.

(b)	Save for Clause 2.2 (Transfer and assignment), 2.3 (Rights accruing to Shares) and 2.6 (Waiver of pre-emption rights), all other provisions of this Agreementshall be governed by and construed in accordance with English law.

18.2	Jurisdiction

The parties irrevocably agree that the English courts shall have non-exclusive jurisdiction to settle any dispute which may arise under or in connection with this Agreement or the legal relationships established by this Agreement.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreementby executing it after the Schedules.

SCHEDULE 1

KEY INFORMATION

Part 1
Details of the Company

Name	:	CDH Consilio GmbH

Date of incorporation	:	19-Jul-01

Place of incorporation	:	Commercial register of the local court of Darmstadt

Company number	:	HRB 8243

Seat	:	Mühltal, Germany

Managing director	:	Dr. Anton F. Haase (born 10 September 1953) 64367 Mühltal, Germany

Share capital	:	Euro 30,000

Members	:	Dr. Anton F. Haase Mrs. Silvia Haase

Accounting reference date	:	31 December

Company Accountant and Tax Consultant	:	Dr. Bernd Flechsenhar, Stiftstrasse 10, 64287 Darmstadt

Tax residence	:	Germany

VAT registration no	:	07 230 03832 (Germany) DE 215919382 (International)

Business activities	:	Distribution of blister packaging material

Part 2

The Sellers

(1)	(2)	(3)	(4)	(5)

The Sellers (Full name and address)	Number of Shares beneficially owned	Percentage Shareholding	Amount of Initial Consideration payable	Maximum amount of Earn-Out Consideration payable

Dr. Anton F. Haase	2 shares of Euro 12,600 and Euro 14,400 respectively	90%	Euro 230,220	Euro 243,000

Mrs. Silvia Haase	1 share of Euro 3,000	10%	Euro 25,580	Euro 27,000

SCHEDULE 2

COMPLETION ARRANGEMENTS

1.	SELLERS’OBLIGATIONS TO DELIVER

The Sellers shall deliver to the Purchaser:

(a)	an extract from the commercial register for the Company certified no less than three to five Business Days prior to the Completion Date and copies of any shareholders’ resolutions dated between 1 December 2006 and the Completion Date which form part of the statutory books of the Company and which are required to be kept by it in accordance with section 238 of the German Commercial Code; and

(b)	a Service Agreement, to be entered into on the Completion Date by the Company and Dr. Anton F. Haase, duly executed by Dr. Anton F. Haase.

2.	MEETING OF THE SHAREHOLDERS OF THE COMPANY

The Sellers shall cause to be duly held a meeting of the shareholders of the Company to approve the transfer of the Shares to the Purchaser pursuant to this Agreement, and to supply, subject to Completion, duly signed minutes of such meeting to the Purchaser.

3.	PURCHASER’S OBLIGATIONS AT COMPLETION

The Purchaser has deposited the aggregate sum of Euro 255,800 (being theaggregate of the Initial Consideration) at the escrow account of the Notary at Bankhaus Lampe KG BLZ:480 201 51, Account No.19 5068 460, SWIFT: LAMPDEDDXXX, IBAN DE57480201510195068460. The Notary shall, upon being satisfied that the requirements of Paragraphs 1 (Sellers’ obligations to deliver) and 2 (Meeting of the shareholders of the Company) have been satisfied,authorise the release of, and immediately transfer, the whole of the deposited sum by way of electronic transfer for same day value to the bank account of the Sellers at Deutsche Bank PGK AG, BLZ: 500 700 24, Account No: 210 3398 00; SWIFT: DEUTDEDBFRA, IBAN DE12500700240210339800 (in respect of which, such transfer or payment shall constitute a valid discharge of the Purchaser’s obligation to make that payment to the Sellers in the appropriate proportions).

4.	MEETING OF THE NEW SHAREHOLDER OF THE COMPANY AFTER COMPLETION

The Purchaser shall cause to duly held, immediately after Completion, a shareholder’s meeting of the Company at which there shall be passed the following resolutions:

(a)	the approval and adoption of amended articles of association of the Company;

(b)	the appointment of David Teasdale as an additional managing director of the Company; and

(c)	the approval of the Company’s entry into the Service Agreement, and shall procure that the Service Agreement is executed on behalf of the Purchaser immediately after the passing of such resolutions.

SCHEDULE 3

WARRANTIES

1.	CORPORATE MATTERS

1.1	Particulars of the Company

The particulars of the Company given in Schedule 1 (Key Information) are true, complete, accurate and not misleading.

1.2	Constitution of the Company

The Company is duly organised and validly exists under the laws of Germany and has all requisite corporate powers and authority to conduct the business being carried on by it.

1.3	Shares free from Encumbrances

The Shares are free from and unaffected by any Encumbrance.

1.4	Entire issued share capital

The Shares constitute the entire share capital of the Company and are fully paid and have not been repaid.

1.5	Options

There are in existence no rights or options to the issue, allotment or transfer of any loan or share capital of the Company.

1.6	Statutory books

The register of members and all other statutory books of the Company are in its possession have been properly kept and contain a true, accurate and complete record of all matters with which they should deal.

1.7	No interest in other companies/company not a subsidiary

The Company is not and has not agreed to become a subsidiary of any other company and does not have any subsidiary and the Company is not the legal or beneficial owner of any shares of any other company.

1.8	Articles of association

The copies of the articles of association of the Company which have been supplied to the Purchaser or the Purchasers’ Lawyers are complete, accurate and up to date.

2.	ACCOUNTING AND RECORDS

2.1	General

All the accounts, ledgers and other financial records of the Company required to be kept by law have been properly and accurately kept.

2.2	Last Accounts

The Last Accounts:

(a)	comply with the requirements of the Companies Act, all other relevant statutes and all Relevant Accounting Standards and in all other respects have been prepared in accordance with generally accepted accounting practices in the Germany;

(b)	have been prepared in a manner fully consistent with that used in preparing the accounts for the three completed Financial Years before the Last Balance Sheet Date, which is a manner generally accepted in the Germany for companies carrying on a similar business to that of the Company;

(c)	give a true and fair view of the assets, liabilities and financial affairs generally of the Company as at the Last Balance Sheet Date and of the trading record, the profit or loss and the cash flow of the Company in respect of the financial period for which they were prepared; and

(d)	as at the Last Balance Sheet Date make:

(i)	full provision for all known liabilities (including unquantified liabilities);

(ii)	full disclosure of and proper provision for (or note in accordance with all Relevant Accounting Standards and generally accepted accounting practices in the Germany) all capital commitments and all deferred or contingent liabilities (including Taxation of the Company); and

(iii)	full provision for all doubtful debts and all bad debts have been written off.

2.3	Stock and work-in-progress

Stock and work-in-progress were included in the Last Accounts at the lower of cost and net realisable value.

2.4	Accounts

Without limiting the generality of Paragraph 2.2, the Accounts for each of the last three financial periods ended on the Last Balance Sheet Date:

(a)	comply with all the requirements of the Companies Act, all other relevant statutes and all Relevant Accounting Standards and in all other respects have been prepared in accordance with generally accepted accounting practices in the Germany;

(b)	are not affected by any extraordinary, exceptional or non-recurring item, by inconsistencies of accounting practices, by transactions entered into otherwise than on normal commercial terms or by any factors rendering the profit or loss of the Company exceptionally high or low;

(c)	were prepared under the historical cost convention and no changes in the policies of accounting have been made to those Accounts.

3.	CURRENT FINANCIAL AFFAIRS

3.1	Capital commitments at and since the Last Balance Sheet Date

As at the Last Balance Sheet Date, the Company had no outstanding commitments on capital account and has not since that date incurred or contracted to incur any capital commitments or disposed of or contracted to dispose of any capital asset or assets.

3.2	Financial affairs since Last Balance Sheet Date

Since the Last Balance Sheet Date there has been no adverse change in the trading performance, turnover or financial position or prospects of the Company.

3.3	Guarantees

There is not now outstanding in respect of the Company any guarantee or agreement for indemnity or for suretyship either given by or for the benefit of the Company.

3.4	Borrowings

The Company has no borrowings or indebtedness having the commercial effect of borrowings.

3.5	Bank accounts

Full details of each bank account of the Company are disclosed to the Purchaser together with a statement of the credit and debit balances of these accounts as at the close of business on the Business Day before the Completion Date together with a list of outstanding debtors of the Company.

3.6	Working capital

The Company has sufficient working capital for the purpose of continuing to carry on business in its present form at its present level of turnover for the period of 12 months following Completion and for the purpose of carrying out and satisfying all subsisting obligations undertaken by it.

4.	CURRENT TRADING AFFAIRS

4.1	Trading affairs since the Last Balance Sheet Date

Since the Last Balance Sheet Date:

(a)	the view to maintaining the same as a going concern;

(b)	the Company has not disposed of any assets or assumed or incurred any liabilities (including contingent liabilities) or made any payment other than in the ordinary course of its business and (in the case of disposals of assets) for full value received in money or money’s worth;

(c)	the Company has not made any unusual augmentation or diminution in stock; and

(d)	the Company has not passed any resolution at a shareholders’ meeting save for the resolution to be passed at the shareholders’ meeting at Completion, as provided under Schedule 2, paragraph 2 (Meeting of the Shareholders of the Company).

4.2	No loss of substantial customer or supplier

Nosubstantial customer or supplier of the Company (that is to say a supplier or customer whose supplies to or purchases from the Company of goods have represented more than Euro 20,000 in value over any given period of 12 months) has, during the period of 12 months prior to this Agreement, ceased to trade with, or substantially reduced the volume of its trade with, the Company. The Sellers are not aware that any cessation or substantial reduction in trade as described above is likely after Completion.

4.3	Debts since the Last Balance Sheet Date

All debts owing to the Company which are outstanding at Completion will be recoverable in full in the ordinary course of business and in any event within 90 days of the Completion Date.

4.4	Compliance with laws

The Company has at all times conducted its business and affairs in all respects in accordance with all applicable laws and regulations.

4.5	Licences, permits, consents and authorities

The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of its business in the manner in which such business is now carried on. So far as the Sellers are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities.

4.6	No litigation

Save for the collection of debts not exceeding Euro 1,000 in aggregate the Company is not engaged, either on its own account or vicariously, in any suit, action, litigation, arbitration or tribunal proceedings or any governmental investigation. In addition, no suit, action, litigation, arbitration or tribunal proceedings are pending or threatened by or against the Company and there are no circumstances likely to lead to any suit, action, litigation, arbitration or tribunal proceedings or governmental investigation.

4.7	No unsatisfied judgment

There is no unsatisfied judgment or court order outstanding against the Company or the Sellers.

5.	CONTRACTS AND COMMITMENTS

5.1	Disclosure of material contracts

All material contracts, agreements and arrangements to which the Company is a party have been disclosed to the Purchaser prior to the date of this Agreement.

5.2	Characteristics of contracts

No contract, agreement, arrangement or obligation to which the Company is a party:

(a)	was entered into other than on entirely arms length terms in the ordinary and proper conduct of the business of the Company;

(b)	creates an agency, distributorship, dealership, partnership, consortium, profit-sharing or joint venture relationship; or

(c)	has been breached by the Company in any material respect or is otherwise liable to determination, rescission, avoidance or repudiation by any other party to it.

5.3	No guarantee, warranty or representation in respect of goods supplied

Except for any guarantee or warranty implied by law or contained in the Company’s standard terms of business, the Company has given or made no guarantee, warranty or representation in respect of any goods supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after the supply of any such goods or services.

5.4	No product liability issues

The Company has not sold or supplied, and is not liable in respect of any claim relating to, any goods or products which were or are in any material respect faulty, inadequate or defective or which did not or do not comply with all relevant warranties or representations expressly or impliedly made by the Company and all applicable specifications, obligations, regulations, standards and requirements in respect of thereof. The Company has not received notification that any goods or products supplied by it are defective or unfit and (so far as the Sellers are aware) no circumstances exist which could give rise to such a claim.

6.	CONTRACTS WITH CONNECTED PERSONS

(a)	There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to any managing director or any shareholder of the Company, save for the amount of approximately Euro 14,500 owing to Dr. Anton F. Haase at the date hereof; and

(b)	There is not outstanding and there has not at any time been outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and which any managing director of the Company is interested.

7.	ASSETS

7.1	Title to the assets

All of the assets owned by the Company are the sole, absolute property of the Company and there is not now outstanding any Encumbrance over the whole or any part of the undertaking, property or assets of the Company and none of the assets now owned or used by the Company is the subject of any Encumbrance, factoring arrangement or any hire purchase, leasing, lease, purchase or credit sale agreement.

7.2	Stock

The stock now held by the Company is not excessive (excluding for these purposes deliveries made by the Purchaser’s Group) and is adequate in relation to the current trading requirements of the Company. None of that stock is obsolete, slow moving, unusable, or unmarketable and is all capable of being sold or used by the Company in the ordinary course of its business in accordance with its current price list and without rebate or allowance to a customer.

8.	PERSONNEL

The Company does not have and never has had any employees other than the Sellers and has not entered into any consultancy agreements with any person (apart from the Company Accountant and Tax Accountant). The Company has no obligation to contribute to any pension or any such arrangements.

9.	PROPERTIES

The Company does not have any right, title or interest in any freehold or leasehold land or properties.

10.	TAXATION

10.1	Payment of tax

The Company has duly and punctually paid all Taxation which it is or has been liable to pay or account for prior to the date of this Agreement.

10.2	Tax since the Last Balance Sheet Date

Since the Last Balance Sheet Date the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief) other than corporation tax on accrued trading income of the Company arising from transactions in the ordinary course of business.

10.3	Residence for Taxation purposes

The Company was incorporated in Germany and for the purposes of German Taxation is and has always been resident in the Germany and will remain so at the Completion Date.

10.4	Administration and compliance

(a)	All returns, notifications, computations, registrations and payments which should have been made or filed by the Company for any Taxation purpose were made or filed within the requisite periods and were when made or filed and remain up to date, correct and on a proper basis.

(b)	There are no, nor are there likely to be, any disputes on any matter relating to Taxation with any Tax Authority and, so far as the Sellers are aware, there are no investigations being carried out in relation to or in connection with the Company.

(c)	The Company has in its possession and under its control:

(i)	all records and documentation which it is obliged to hold, preserve and retain under any Taxation Statute; and

(ii)	sufficient records relating to past events (including any elections made) to calculate accurately the liability to Taxation of the Company or its entitlement to any relief which would arise on the disposal or realisation at Completion of all assets owned by the Company at the Last Balance Sheet Date or acquired by it since that date but before Completion.

10.5	PAYE

In relation to its employees and the payment of their salaries, the Company has duly made all deductions and payments required to be made to the Finanzamt Darmstadt in respect of income tax and social security contributions.

10.6	Tax avoidance

(a)	The Company has not engaged in or been a party to any scheme or arrangement in respect of which the main (or one of the main) purposes was or might be held to have been the avoidance, deferral or reduction of Taxation.

(b)	The Company has not been a party to any preordained series of transactions containing one or more steps which have no commercial purpose other than avoiding deferring or saving Tax or obtaining of a Tax advantage.

10.7	Third party agreements

The Company has not and will not enter into any agreement pursuant to which it is or may become liable to make a payment to any person in respect of Taxation including under any indemnity, covenant or warranty.

10.8	VAT

The Company:

(a)	is a duly registered taxable person for the purposes of VAT, and has been at all times when it ought to have been so registered in order to comply with VAT legislation, and that registration is not subject to any conditions imposed by or agreed with the Finanzamt Darmstadt;

(b)	maintains and has at all times maintained complete, correct and up-to-date records for the purposes of the relevant legislation; and

(c)	is not in arrears with any payments, returns or notifications or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision.

11.	INTELLECTUAL PROPERTY AND COMPUTER SYSTEMS

11.1	Ownership

All of the Company Intellectual Property is owned solely, legally and beneficially by the Company, free and clear of all Encumbrances.

11.2	Infringement by the Company

No part of the business as currently or previously carried on by the Company infringed, infringes or has been alleged to infringe any Intellectual Property of any other person.

11.3	Infringement by others

No person is infringing or threatening to infringe, or has at any time during the six years ending immediately prior to the date of this Agreement infringed or threatened to infringe, any of the Company Intellectual Property. The Company has not made any allegation against any person to this effect.

11.4	Confidential information of the Company

All confidential information used by the Company is in its lawful possession and under its sole control. The Company has not disclosed any confidential information relating to or used in its business to any person.

11.5	Customer list

No third party (including any member of the Venalink group) has had or been given access to the Company’s customer list and no such party is in the unauthorised possession or use of such information.

11.6	Trading name

The Company does not use and has not used any trading or business name other than its corporate name for any purpose.

11.7	No material failures

The Company has not suffered any material failures or breakdowns of the computer hardware or information and communication technology which it used in the year immediately preceding the date of this Agreement. The Company has not suffered any material failures or bugs in or breakdowns of its software in the year immediately preceding the date of this Agreement.

11.8	Integrity regularly reviewed

The Company has taken proper precautions to preserve the availability, confidentiality and integrity of its computer systems.

12.	GENERAL

The information contained or referred to in this Agreement or which has been given to the Purchaser or to the representatives and professional advisers of the Purchaser by the Sellers or the Company or their respective professional advisers in the course of the negotiations leading to this Agreement was not misleading when given and is not now misleading, and do not contain any inaccuracies which might have misled the Purchaser.

SCHEDULE 4

LIMITATIONS ON CLAIMS

1.	NO CLAIM FOR MATTERS DONE AT PURCHASER’S REQUEST

The Purchaser shall not be entitled to claim against the Sellers under the Warranties in respect of any matters Disclosed, and matter or thing after the date of this Agreement done or omitted to be done at the written request of or with the prior written approval of the Purchaser.

2.	TIME LIMITS ON CLAIMS

No claim shall be brought by the Purchaser for any breach of any of the Warranties unless it shall have given notice in writing of the claim to at least one of the Sellers not later than:

(a)	in the case of a claim relating to Tax, the expiration of a period of seven years, commencing on the day after the last day of the Financial Year of the Company in which Completion falls; and

(b)	in any other case the expiration of a period of three years commencing on the Completion Date.

3.	TOTAL LIABILITY

The aggregate liability of the Sellers in respect of claims brought by the Purchaser for breaches of the Warranties (other than liability for claims under the Warranties relating to Tax in respect of which there shall be no limitation on the amount of any liability of the Sellers), including all legal, accountancy and other costs, fees and expenses incurred by the Purchaser and/or the Company in seeking to enforce their respective rights in respect of those breaches of the Warranties, shall not exceed the amount of the Purchase Price actually received by the Sellers from time to time and shall not in any event exceed a maximum sum of Euro 500,000.

SCHEDULE 5

DETERMINATION AND CONFIRMATION OFENTITLEMENT
TO YEARLY EARN-OUT

Part 1

1.	CALCULATION OF TURNOVER AND AVERAGE GROSS MARGIN

Subject to Paragraph 3 below, the Turnover and Average Gross Margin for the Relevant Earn-Out Period and (in the case of Turnover) for the 12-month period preceding the Relevant Earn-Out Period shall be as set out in the Trading Statement, a draft of which shall be prepared by the Purchaser and delivered to the Sellers as soon as practicable after (and in any event within 5 Business Days of) the Company’s accounts for that period having been signed by the Company Accountant and Tax Consultant.

2.	BASIS OF PREPARATION OF TRADING STATEMENT

The Trading Statement for the Relevant Earn-Out Period shall be prepared in accordance with the Relevant Accounting Standards and using the accounting principles, evaluation rules and procedures, methods and bases adopted by the Company in the Financial Year immediately prior to the preparation of such statement.

3.	ADJUSTMENTS

For the purpose of calculating the Average Gross Margin, the Purchaser shall make in good faith such adjustments as shall be necessary to reflect the impact of external influences, in particular currency shifts, as well as internal margin reducing measures specifically advised by or approved in advance by MTS Medication Technologies Inc., the Purchaser or any managing director of the Company appointed by the Purchaser after Completion, in particular (but not limited to) any approved increases in the prices invoiced to the Company in respect of MTS Products (but excluding any general price rises affecting the prices of MTS Products in all markets), and bulk sales made by the Company to a customer at a discount to normal pricing.

4.	TRADING STATEMENT

The Sellers shall be entitled to notify the Purchaser that they disagree with the calculations set out in the draft Trading Statement. If no written notification is received by the Purchaser from the Sellers within 14 days of delivery of the draft Trading Statement the draft Trading Statement shall be deemed to have been agreed between the parties. If the draft Trading Statement is disputed within 14 days of receipt thereof the Purchaser and the Sellers shall use all reasonable endeavours to resolve the matters in dispute, failing which the matter shall be referred to Grant Thornton UK LLP and the Company Accountant and Tax Consultant, who shall jointly endeavour to determine the matter or matters in dispute. If Grant Thornton UK LLP and the Company Accountant and Tax Consultant shall fail to resolve the matter or matters in dispute, the matter shall be submitted to a firm of independent accountants appointed by the President of the Institute of Chartered Accountants of England and Wales. Such firm of independent accountants shall then determine the matter or matters in dispute, acting as experts and not as arbitrators and its decision shall be communicated in writing to the Purchaser and the Sellers. The draft Trading Statement as certified or amended by such independent firm of accountants shall be final and binding upon the Purchaser and the Sellers.

Part 2

Pro forma Trading Statement

The Company

Euros

Turnover

Less:

Cost of Sales

Gross Profit

Divided by:

Turnover

Average Gross Margin

Turnover for the Relevant Earn-Out Period

Less:

Turnover for the 12-month period preceding the Relevant Earn-Out Period

Increase in Turnover (expressed as a percentage)

Annex

Service Agreement

EXECUTION:

SIGNED by Peter Williams, Director, duly authorised for and on behalf of MTS Medication Technologies Limited

SIGNED by Dr. Anton F. Haase

SIGNEDby Mrs. Silvia Haase